                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                           -------------------------

                                  Form 8-K/A

                                AMENDMENT NO. 1

                                      TO

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934


                                 June 7, 2001
                           -------------------------

                                Date of Report
                       (Date of earliest event reported)


                           DATA CRITICAL CORPORATION
              --------------------------------------------------
              (Exact Name of Registrant as Specified in Charter)

         Delaware                                000-27855                    91-1901482
-----------------------------              ---------------------          -------------------
      (State or Other                      (Commission File No.)             (IRS Employer
Jurisdiction of Incorporation)                                            Identification No.)

                     19820 North Creek Parkway, Suite 100
                           Bothell, Washington 98011
--------------------------------------------------------------------------------
             (Address of principal executive offices, including Zip Code)

                                (425) 482-7000
--------------------------------------------------------------------------------
             (Registrant's telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets

     This Form 8-K/A Amendment No. 1 to Data Critical Corporation's current report on Form 8-K dated June 7, 2000 relates to Data Critical's acquisition of VitalCom Inc. pursuant to an Agreement and Plan of Merger by and among Data Critical, Viper Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Data Critical, and VitalCom. The purpose of this amendment is to provide the financial statements of VitalCom required by Item 7(a) of Form 8-K and the audited pro forma financial information required by Item 7(b) of Form 8-K, which financial information was excluded from the original filing on in reliance upon Items 7(a)(4) and 7(b)(2) of Form 8-K.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial Statements of Business Acquired.


                                 VITALCOM INC.
                          ANNUAL FINANCIAL STATEMENTS

                                                                                            Page
     Independent Auditors' Report of Deloitte & Touche LLP................................   3

     Balance Sheets as of December 31, 1999 and 2000......................................   4

     Statements of Operations for the years ended December 31, 1998, 1999 and 2000........   5

     Statements of Stockholders' Equity for the years ended December 31, 1998, 1999
     and 2000.............................................................................   6

     Statements of Cash Flows for the years ended December 31, 1998, 1999 and 2000........   7

     Notes to Financial Statements........................................................   8

                         INTERIM FINANCIAL STATEMENTS

     Statements of Operations for the period beginning January 1, 2001 ended June 7,
     2001 and the six months ended June 30, 2000..........................................  21

     Statement of Stockholders' Equity for the period beginning January 1, 2001 ended
     June 7, 2001.........................................................................  22

     Statements of Cash Flows for the period beginning January 1, 2001 ended June 7, 2001 and the six months ended June 30, 2000...............................................  23

     Notes to Financial Statements........................................................  24

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of VitalCom Inc.,

     We have audited the accompanying balance sheets of VitalCom Inc. (the Company) as of December 31, 1999 and 2000 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of VitalCom Inc. at December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                              DELOITTE & TOUCHE LLP
Costa Mesa, California
February 10, 2001
(Except for Note 10, for which
the date is March 12, 2001)

                                 VITALCOM INC.

                                BALANCE SHEETS

                                                                                             December 31,
                                                                                             -----------
                                                                                         1999              2000
                                                                                         ----              ----
                                     ASSETS
                                     ------
Current assets:
     Cash and cash equivalents..................................................     $  7,107,420      $  3,657,100
     Restricted cash............................................................               --         2,500,000
     Short-term investments.....................................................        5,273,037                --
     Accounts receivable, net of allowance for doubtful accounts and returns of
      $346,079 and $248,551 in 1999 and 2000, respectively......................        2,309,392         3,828,821
     Inventories (Note 2).......................................................        1,504,952         1,644,181
     Prepaid expenses...........................................................          530,833           134,396
                                                                                     ------------      ------------
          Total current assets..................................................       16,725,634        11,764,498
Property:
     Machinery and equipment....................................................        1,560,013         1,777,578
     Office furniture and computer equipment....................................        2,558,815         2,266,527
     Leasehold improvements.....................................................          181,778           200,419
                                                                                     ------------      ------------
                                                                                        4,300,606         4,244,524
     Less accumulated amortization and depreciation.............................       (2,831,090)       (2,536,061)
                                                                                     ------------      ------------
          Property, net.........................................................        1,469,516         1,708,463
Other assets                                                                               68,237            75,872
Goodwill, net (Note 1)..........................................................          423,025           390,485
                                                                                     ------------      ------------
Total assets                                                                         $ 18,686,412      $ 13,939,318
                                                                                     ============      ============
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
     Accounts payable...........................................................     $    508,322      $  1,609,559
     Accrued payroll and related costs..........................................          959,862           999,488
     Accrued warranty costs.....................................................          516,297           532,898
     Accrued liabilities (Note 7)...............................................          568,336           573,395
     Current portion of capital lease obligations...............................           28,796                --
                                                                                     ------------      ------------
          Total current liabilities.............................................        2,581,613         3,715,340

Commitments and contingencies (Note 4)

Stockholders' equity (Notes 6 and 8):
     Common stock, including paid-in-capital, $0.0001 par value; 25,000,000 shares authorized; 8,462,453 shares issued and 8,098,903 shares outstanding at December 31, 2000; 8,281,112 shares issued and
       7,917,563 shares outstanding at December 31, 1999........................       37,665,468        38,160,751
     Note receivable for common stock sales.....................................          (30,590)          (30,590)
     Treasury stock, at cost....................................................         (740,154)         (740,154)
     Accumulated deficit........................................................      (20,789,925)      (27,166,029)
                                                                                     ------------      ------------
          Total stockholders' equity............................................       16,104,799        10,223,978
                                                                                     ------------      ------------
Total liabilities and stockholders' equity......................................     $ 18,686,412      $ 13,939,318
                                                                                     ============      ============

                      See notes to financial statements.

                                 VITALCOM INC.

                           STATEMENTS OF OPERATIONS

                                                                              For the Years ended December 31,
                                                                --------------------------------------------------------
                                                                    1998                   1999                  2000
                                                                -----------            -----------           -----------
Revenues..............................................          $20,858,926            $16,289,617           $17,202,482
Cost of revenues......................................            9,561,471              7,588,487             8,513,194
                                                                -----------            -----------           -----------
Gross profit..........................................           11,297,455              8,701,130             8,689,288
Operating expenses:
     Sales and marketing..............................            6,793,879              6,128,233             6,061,432
     Research and development.........................            4,697,750              5,729,148             7,220,144
     General and administrative.......................            2,158,558              2,357,687             2,227,032
                                                                -----------            -----------           -----------
          Total operating expenses....................           13,650,187             14,215,068            15,508,608
                                                                -----------            -----------           -----------
Operating loss........................................           (2,352,732)            (5,513,938)           (6,819,320)
Other income, net.....................................              889,621                758,555               479,216
                                                                -----------            -----------           -----------
Loss before provision for income taxes................           (1,463,111)            (4,755,383)           (6,340,104)
Provision for income taxes............................               25,200                 36,000                36,000
                                                                -----------            -----------           -----------
Net loss..............................................          $(1,488,311)           $(4,791,383)          $(6,376,104)
                                                                ===========            ===========           ===========
Net loss per basic and diluted common share...........          $     (0.18)           $     (0.60)          $     (0.79)
                                                                ===========            ===========           ===========
Weighted average basic and diluted common shares......            8,148,085              8,045,998             8,020,263
                                                                ===========            ===========           ===========

                      See notes to financial statements.

                                  VITALCOM INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

              For the Years Ended December 31, 1998, 1999 and 2000


                                                                                            Note
                                             Common Stock           Treasury Stock       Receivable                    Total
                                             ------------           --------------       For Common    Accumulated  Stockholders'
                                         Shares         Amount     Shares     Amount     Stock Sales     Deficit      Equity
                                         ------         ------     ------     ------     -----------     -------      ------
Balances, January 1, 1998...........   8,038,547    $37,226,125                           $(194,960) $(14,510,231)  $ 22,520,934
Stock options exercised.............      28,250         24,549                                                           24,549
Note receivable for common stock
     sales..........................      10,000         30,600                             (30,600)
Cash collections on note
   receivable.......................                                                             10                           10
Cancellation of note receivable
   for common stock.................     (40,000)      (194,960)                            194,960
Stock issued pursuant to
   employee stock purchase plan.....      52,703        145,264                                                          145,264
Stock issued pursuant to 401(k)
   plan employer match..............      73,471        259,985                                                          259,985
Net loss............................                                                                   (1,488,311)    (1,488,311)
                                       ---------    -----------    --------  ---------    ---------  ------------   ------------
Balances, December 31, 1998.........   8,162,971     37,491,563                             (30,590)  (15,998,542)    21,462,431
Stock options exercised.............      16,750         14,639                                                           14,639
Acquisition of treasury stock.......                               (363,550)  (740,154)                                 (740,154)
Stock issued pursuant to
   employee stock purchase plan.....      74,334         88,240                                                           88,240
Stock issued pursuant to 401(k)
   plan employer match..............      27,057         71,026                                                           71,026
Net loss............................                                                                   (4,791,383)    (4,791,383)
                                       ---------    -----------    --------  ---------    ---------  ------------   ------------
Balances, December 31, 1999.........   8,281,112     37,665,468    (363,550)  (740,154)     (30,590)  (20,789,925)    16,104,799
Stock options exercised.............     101,320        336,489                                                          336,489
Compensation costs related to
   stock options issued to
   non-employee.....................                     33,760                                                           33,760
Stock issued pursuant to
   employee stock purchase plan.....      80,021        125,034                                                          125,034
Net loss............................                                                                   (6,376,104)    (6,376,104)
                                       ---------    -----------    --------  ---------    ---------  ------------   ------------
Balances, December 31, 2000.........   8,462,453    $38,160,751    (363,550) $(740,154)   $ (30,590) $(27,166,029)  $ 10,223,978
                                       =========    ===========    ========  =========    =========  ============   ============

                      See notes to financial statements.

                                 VITALCOM INC.

                           STATEMENTS OF CASH FLOWS

                                                                                For the Years Ended December 31,
                                                                       -------------------------------------------------
                                                                           1998               1999               2000
                                                                       -----------        -----------        -----------
Cash flows used in operating activities:
  Net loss......................................................       $(1,488,311)       $(4,791,383)       $(6,376,104)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
     Depreciation and amortization..............................           735,338            693,027            681,239
     Provision for doubtful accounts and sales returns..........            79,934             (4,068)           (97,529)
     Common stock contribution to 401(k) plan...................           259,985             71,026                 --
     Compensation costs related to stock options to non-
     employee...................................................                --                 --             33,760
     Loss on disposal of property...............................             1,311              7,004             38,352
  Changes in operating assets and liabilities:
     Accounts receivable........................................          (842,163)         2,309,971         (1,421,900)
     Inventories................................................           420,600           (113,053)          (139,229)
     Prepaid expenses...........................................           128,815           (390,186)           396,437
     Other assets...............................................           (81,959)            65,657             (7,635)
     Accounts payable...........................................          (155,757)            78,335          1,101,237
     Accrued payroll and related costs..........................          (393,168)           154,975             39,626
     Accrued warranty costs.....................................          (210,797)          (241,151)            16,601
     Accrued liabilities........................................          (642,420)          (142,919)             5,059
                                                                       -----------        -----------        -----------
     Net cash used in operating activities......................        (2,188,592)        (2,302,765)        (5,730,086)
Cash flows from investing activities:
  Purchases of property and equipment...........................          (283,494)          (481,780)          (925,998)
  Proceeds from sale of short-term investments..................           630,787             96,176          5,273,037
  Increase in restricted cash...................................                --                 --         (2,500,000)
                                                                       -----------        -----------        -----------
     Net cash provided by (used in) investing activities........           347,293           (385,604)         1,847,039
Cash flows from financing activities:
  Repayment of capital lease obligation.........................           (24,874)           (27,746)           (28,796)
  Cash collections on note receivable...........................                10                 --                 --
  Net proceeds from issuance of common stock....................           169,813            102,879            461,523
  Acquisition of treasury stock.................................                --           (740,154)                --
                                                                       -----------        -----------        -----------
     Net cash provided by (used in) financing activities........           144,949           (665,021)           432,727
Net decrease in cash and cash equivalents.......................        (1,696,350)        (3,353,390)        (3,450,320)
Cash and cash equivalents, beginning of year....................        12,157,160         10,460,810          7,107,420
                                                                       -----------        -----------        -----------
Cash and cash equivalents, end of year..........................       $10,460,810        $ 7,107,420        $ 3,657,100
                                                                       ===========        ===========        ===========
Supplemental disclosures of cash flow information:
  Interest paid.................................................       $    12,136        $     4,182        $    19,293
                                                                       ===========        ===========        ===========
  Income taxes paid.............................................       $    19,861        $    26,365        $    25,172
                                                                       ===========        ===========        ===========
Supplemental schedule of noncash transactions:
  Notes receivable for stock sales..............................       $    30,600
  Cancellation of note receivable for stock.....................       $   194,460

                      See notes to financial statements.

                                 VITALCOM INC.

                         NOTES TO FINANCIAL STATEMENTS

1.   General And Summary Of Significant Accounting Policies

     General and Nature of Operations--VitalCom Inc. (the Company) provides computer networks and related communications products that acquire, interpret and distribute real-time patient monitoring information. The Company's computer and radio networks acquire physiological data generated by its own proprietary ECG monitors and other manufacturers' bedside equipment located throughout a healthcare facility. The Company's products are sold through a direct sales force to acute care hospitals and integrated healthcare delivery networks ("IHDNs") and on an Original Equipment Manufacturer ("OEM") basis to patient monitoring equipment manufacturers primarily located in the United States.

     Management's Plans--For the year ended December 31, 2000, the Company incurred a net loss of $6,376,104 and experienced a significant decrease in working capital. The Company's cost structure and operating results were negatively impacted by both continued increases in research and development expenses and the delay in the release of its Patient Net Wireless Network (Patient Net) product. The Patient Net product was released during the third quarter of 2000. The Company believes that the release of its Patient Net product will enable the Company to improve its operating performance during fiscal 2001. The Company plans to significantly reduce research and development expenses in fiscal 2001, and is presently re-negotiating the terms of its line of credit arrangement to release the restriction on cash. However, if management is unable to execute its business plan, the Company may need to obtain additional financing or restructure its operations. The Company believes that existing cash resources, cash flows from operations and line of credit facility will be sufficient to fund the Company's operations for at least the next twelve months.

     Fair Value of Financial Instruments--The Company's balance sheets include the following financial instruments: cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued liabilities. The Company considers the carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued liabilities in the financial statements to approximate fair value for these financial instruments because of the relatively short period of time between origination of the instruments and their expected realization.

     Cash Equivalents--Cash equivalents include highly liquid investments purchased with an original maturity date of three months or less. At December 31, 2000, the Company's cash equivalents were held primarily with two financial institutions.

     Restricted Cash--At December 31, 2000, the Company had $2,500,000 in restricted cash included in a money market account pursuant to a secured lending arrangement with Silicon Valley Bank (Note 3).

     Short-Term Investments--The Company's short-term investments are classified as available for sale. The Company's short-term investments consist of commercial paper, money market funds and debt securities. Investments classified as available for sale are required to be recorded at fair value and any temporary difference between an investment's cost and its fair value is recorded as a separate component

                                 VITALCOM INC.

                         NOTES TO FINANCIAL STATEMENTS

     of stockholders' equity. As of December 31, 1999, the fair value of investments approximates investment cost. On December 31, 2000, the company had no short-term investments.

     Inventories--Inventories are stated at the lower of FIFO cost or market. The Company periodically reviews inventory quantities on hand and provides for excess and obsolete inventory based primarily on current production requirements and forecasted product demand.

     Property--Property is stated at cost. Depreciation is provided using the straight-line method and the double declining balance method over the estimated useful lives of the related assets, generally three to eight years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the related improvements or the related lease term.

     Long-Lived Assets--The Company accounts for the impairment and disposition of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 (SFAS No. 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed. The Company periodically reviews the carrying value of long-lived assets based on an undiscounted cash flow analysis to determine whether or not impairment to such value has occurred and has determined that there was no impairment at December 31, 2000.

     Goodwill--Goodwill represents the excess purchase cost over the net assets acquired and is amortized over 20 years using the straight-line method. The Company periodically evaluates the recoverability of goodwill based on an undiscounted cash flow analysis related to its product sales and has determined that there was no impairment of goodwill at December 31, 2000.

     Revenue Recognition--Revenues from both Enterprise-Wide Monitoring Systems and OEM products, which consist of both hardware and software, are recognized in accordance with Statement of Position No. 97-2 (SOP 97-2), Software Revenue Recognition, which was later amended in part by SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, Software Recognition (SOP 98-4). As of April 1, 1998, the Company adopted SOP 97-2, as amended by SOP 98-4. SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and supercedes the guidance contained in SOP 91-1, which the Company had previously been following. The Company generates a portion of its revenues from licensing rights to use its software products directly to end-users. The Company also generates revenues from sales of hardware and third party software, and implementation, training, and post contract support (maintenance) services performed for customers who license its products. A typical system contract contains multiple elements of two or more of the above items. In accordance with SOP 97-2, revenue is allocated to each element of the contract based on vendor specific evidence of each element's fair market value. Provided the fees are fixed and determinable and collection is considered probable, revenue from licensing rights and sales of hardware and third party software is recognized upon shipment. Revenue from implementation, training and software customization services is recognized as the corresponding services are performed. Maintenance revenue is recognized ratably over the contractual maintenance period.

                                 VITALCOM INC.

                         NOTES TO FINANCIAL STATEMENTS

     Warranties--The Company offers warranties of various lengths depending on the product and negotiated terms of purchase agreements with its customers. An estimate for warranty related costs based on historical experience are recorded at the time of sale.

     Software Development Costs--Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Because the Company believes that its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized as of December 31, 1999 or 2000.

     Income Taxes--The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109 (SFAS No. 109), Accounting for Income Taxes. This statement requires the recognition of deferred tax assets and liabilities for the future consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

     Loss Per Share--Basic and diluted loss per share (EPS) is computed using the weighted average number of common shares outstanding. Common stock equivalents were excluded from the calculation of diluted EPS because their effect was antidilutive.

     Comprehensive Loss--In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income. SFAS 130 establishes standards for the reporting and disclosure of comprehensive income (revenues, expenses, gains and losses) in a full set of general purpose financial statements. For the years ended December 31, 1998, 1999, and 2000 there was no difference between comprehensive loss and net loss as reported in the Company's financial statements.

     Recent Accounting Pronouncements--Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, is effective for all fiscal years beginning after June 15, 2000. SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities. Under SFAS 133, certain contracts that were formerly considered derivatives may now meet the definition of a derivative. The Company adopted SFAS 133 effective January 1, 2001. The adoption of SFAS 133 did not have a significant impact on the financial position, results of operations, or cash flows of the Company.

                                 VITALCOM INC.

                         NOTES TO FINANCIAL STATEMENTS

     In December 1999, Staff Accounting Bulletin No. 101 (SAB 101) was issued to provide the Security and Exchange Commission's view in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 is effective no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The Company has adopted this statement during the fourth quarter of the year ended December 31, 2000. The adoption of SAB 101 did not have a material impact on the Company's results of operations.

     In March 2000, the FASB issued Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation. FIN 44 is an interpretation of Accounting Principal Board's Opinion No. 25 Accounting for Stock Issued to Employees (APB 25). Among other matters, FIN 44 clarifies the application of APB 25 regarding the definition of employee for purposes of applying APB 25, the criteria for determining whether a plan qualifies as non compensatory and the accounting consequences of modifications to the terms of a previously issued stock options or similar awards. The Company adopted the provisions of FIN 44 in the third quarter of fiscal 2000. The adoption of FIN 44 did not have a material impact on the Company's results of operations.

     Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Certain Risks and Concentrations.

     Customer Concentrations--The Company's OEM revenues, which represented 57.9%, 68.6% and 52.2% of the Company's total revenues in 1998, 1999 and 2000 respectively, have historically been concentrated in a small number of OEM customers. Approximately 46.0%, 60.9%, and 45.1% of 1998, 1999 and 2000 total revenues, respectively, were to three customers. Accounts receivable from these three customers accounted for 52.0%, 71.5%, and 58.7% of the Company's total accounts receivable at December 31, 1998, 1999, and 2000, respectively. The Company performs limited credit evaluations of its customers' financial condition, and generally requires no collateral from its customers. The loss of or a reduction in sales to, any such OEM customers would have a material adverse effect on the Company's business, operating results and financial condition. Further, sales of the Company's OEM products are dependent to a large extent upon the Company's OEM customers selling patient monitoring devices that include the Company's OEM products as necessary components. Any inability of such OEM customers to sell such systems, or any election by such OEM customers not to include the Company's products as components therein, could have a material adverse effect on the Company's business, operating results and financial condition.

     Supplier Concentration--Certain of the Company's products utilize components that are available in the short term only from a single or a limited number of sources. Certain of these components, such as semiconductor devices, have been available only on an allocation basis in the past

                                 VITALCOM INC.

                         NOTES TO FINANCIAL STATEMENTS

     and could be in scarce supply again in the future. Any inability to obtain components in the amounts needed on a timely basis or at commercially reasonable prices could result in delays in product introductions or interruption in product shipments or increases in product costs, which could have a material adverse effect on the Company's business, operating results and financial condition until alternative sources could be developed or design and manufacturing changes could be completed. Any such design or manufacturing changes or increased costs could result in delayed shipments and significant expenses in a particular quarter and therefore could materially adversely affect operating results for any such quarter or other period.

     Reclassifications--Certain reclassifications have been made to the 1999 and 1998 financial statements to conform to the 2000 presentation.

2.   Inventories

     Inventories are stated at the lower of cost (first-in, first-out method) or market and consist of the following at December 31:

                                                                             1999             2000
                                                                             ----             ----
     Raw materials...................................................     $  903,294       $1,187,185
     Work-in-process.................................................         20,047           81,514
     Finished goods..................................................        581,611          375,482
                                                                          ----------       ----------
                                                                          $1,504,952       $1,644,181
                                                                          ==========       ==========

3.   Revolving Line Of Credit

     During the year ended December 31, 2000, the Company had a secured lending arrangement (the "Agreement") with Silicon Valley Bank, providing for a $5.0 million revolving line of credit agreement bearing interest at the bank's prime (9.5% at December 31, 2000) plus 0.5%. The bank does not have a security interest in any of the Company's assets until the Company is borrowing under the line of credit. In March 2001, the Company and the bank entered into a letter of commitment to extend the Agreement for 60 days. The extension to the Agreement included restrictive financial covenants that required the Company to maintain minimum liquidity levels, a $2.5 million restriction on cash and total liabilities to tangible net worth ratios, as well as specified annual and quarterly net loss (after taxes) amounts. At December 31, 2000, there were no borrowings outstanding under the Agreement and the Company was in compliance with all covenants under the agreement, except for a profitability covenant for which they have received a waiver. The Company has $5.0 million of cash availability under the extended terms of the Agreement.

                                 VITALCOM INC.

                         NOTES TO FINANCIAL STATEMENTS

4.   Commitments And Contingencies

     The Company leases its facilities and certain equipment under non-cancelable operating leases expiring at various dates through 2005.

     Future minimum lease payments under noncancelable operating leases are as follows:

                                                                                                    Operating
                                                                                                      Lease
     Year ending December 31:
         2001................................................................................      $  473,418
         2002................................................................................         615,312
         2003................................................................................         610,618
         2004................................................................................         621,588
         2005................................................................................         310,794
         Thereafter..........................................................................              --
                                                                                                   ----------
                                                                                                   $2,631,730
                                                                                                   ==========

     The Company's rent expense was $349,832, $375,543, and $492,898 for the years ended December 31, 1998, 1999 and 2000, respectively.

     The Company, in the normal course of business, is subject to various legal matters. Although it is too early to determine the ultimate outcome, in the opinion of management, the resolution of these matters will not have a material adverse effect on the financial statements of the Company.

5.   Segment Reporting

     Utilizing the management approach, the Company has broken down its business based upon sales through its two distribution channels. The Company does not allocate operating expenses to these segments, nor does it allocate specific assets to these segments. Therefore, segment information reported includes only net sales, cost of sales and gross profit.

                                 VITALCOM INC.

                         NOTES TO FINANCIAL STATEMENTS

     Selected information regarding the Company's product sectors is as follows:

                                                                                        Enterprise-Wide
                                                                           OEM             Monitoring
                                                                         Products           Products           Total
                                                                         --------       ---------------        -----
     Year ended December 31, 1998
       Net Sales..................................................        $12,071,380       $8,787,546      $20,858,926
       Cost of Sales..............................................          6,052,828        3,508,643        9,561,471
                                                                          -----------       ----------      -----------
       Gross Profit...............................................        $ 6,018,552       $5,278,903      $11,297,455
                                                                          ===========       ==========      ===========
     Year ended December 31, 1999
       Net Sales..................................................        $11,144,445       $5,145,172      $16,289,617
       Cost of Sales..............................................          5,545,323        2,043,164        7,588,487
                                                                          -----------       ----------      -----------
       Gross Profit...............................................        $ 5,599,122       $3,102,008      $ 8,701,130
                                                                          ===========       ==========      ===========
     Year ended December 31, 2000
       Net Sales..................................................        $ 8,980,769       $8,221,713      $17,202,482
       Cost of Sales..............................................          4,539,826        3,973,368        8,513,194
                                                                          -----------       ----------      -----------
       Gross Profit...............................................        $ 4,440,943       $4,248,345      $ 8,689,288
                                                                          ===========       ==========      ===========

6.  Stockholders' Equity

     During the year ended December 31, 1998, the Company issued 52,703 shares of its common stock under its Employee Stock Purchase Plan for net proceeds of $145,264; 73,471 shares of its common stock issued under the VitalCom Employee Stock 401(k) and Profit Sharing Plan for the employer match valued at $259,985 and 28,250 shares of its common stock for exercises of stock options under the 1993 Stock Option Plan for net proceeds of $24,549. During the year ended December 31, 1998, the Company also cancelled 40,000 shares of its common stock that were issued during 1997 under interest bearing, non-recourse notes for $194,960. The cancellations were due to the purchasers' forfeiting their right to purchase the shares. In addition, the Company also issued 10,000 shares of its common stock, under an interest-bearing, nonrecourse note in the amount of $30,600 and received net proceeds of $10 during 1998.

     During the year ended December 31, 1999, the Company issued 74,334 shares of its common stock under its Employee Stock Purchase Plan for net proceeds of $88,240; 27,057 shares of its common stock issued under the VitalCom Employee Stock 401(k) and Profit Sharing Plan for the employer match valued at $71,026 and 16,750 shares of its common stock for exercises of stock options under the 1993 Stock Option Plan for net proceeds of $14,639.

     In April 1999, the Company implemented a stock repurchase program whereby up to 800,000 shares of its Common Stock could be purchased in the open market from time to time. In October 1999 the Company terminated its stock repurchase program. The Company repurchased 363,550 shares of Common Stock at a total aggregate price of $740,154.

     During the year ended December 31, 2000, the Company issued 80,021 shares of its common stock under its Employee Stock Purchase Plan for net proceeds of $125,034 and 101,320 shares of its

                                 VITALCOM INC.

                         NOTES TO FINANCIAL STATEMENTS

     common stock for exercises of stock options under its 1993 and 1996 Stock Option Plans for net proceeds of $336,489. The Company also recorded compensation cost of $33,760 for stock options granted to a non-employee in exchange for services performed. This cost was calculated using the Black Scholes-option-pricing model using the following assumptions; expected volatility of 247%, risk free interest rate of 6%, no dividend yield and expected life of 10 years.

7.   401(K) And Profit Sharing Plan

     The Company has a 401(k) and Profit Sharing Plan (Plan) which covers substantially all of its employees. Effective July 1, 1993, the Company amended its profit-sharing plan to include a 401(k) provision. The 401(k) provisions in the Plan allow eligible employees to contribute up to 15% of their income on a tax-deferred basis, subject to IRS discrimination and maximum dollar deferral rules. The Company, at its sole election, may make matching contributions to the Plan. The Board of Directors approved a discretionary employer matching contribution of $0.50 for each $1.00 the employee contributes on the first 12% of compensation deposited as elective contributions, subject to 401(k) Plan limitations and IRS regulations, for calendar years 1998, 1999, and 2000. The Company's matching contributions vest to employees at 25% per year for each full year of continuous service. The Company's 401(k) matching expense was $356,006, $336,116, and $303,265 for the years ended December 31, 1998, 1999 and 2000, respectively. For the year ended December 31, 2000 the Company's employer matching contribution was made in the Company's treasury stock after the end of 2000. For the year ended December 31, 1999 the Company's employer matching contribution was made in cash. For the year ended December 31, 1998 the Company's employer matching contribution was made in the Company's common stock at the end of each calendar quarter (Note 6).

     The 401(k) and Profit Sharing Plan provides for an annual discretionary contribution to a self-directed employee trust in an amount to be determined by the Board of Directors, but limited to the amount allowable for income tax purposes. The Company's discretionary contributions vest to the employees at 10% per year for the first four years and 20% per year for years five through seven for each full year of continuous service, and are allocated based on employee compensation. The Company had no profit-sharing expense for the years ended December 31, 1998, 1999 and 2000.

8.   Stock Based Compensation Plans

     At December 31, 2000 the Company had three stock option plans and an employee stock purchase plan, which are described below. The Company accounts for these plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations (APB 25). In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation. As permitted by SFAS 123, the Company has chosen to continue to account for its stock-based compensation plans under APB 25 and provide the expanded disclosures specified in SFAS 123. No compensation expense has been recognized for its stock-based compensation plans.

                                 VITALCOM INC.

                         NOTES TO FINANCIAL STATEMENTS

     Had compensation costs for the stock-based compensation plans been determined for the stock option plans and employee stock purchase plan using the provisions of SFAS 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                                    1998            1999            2000
                                                                    -----           ----            ----
  Net loss....................................  As reported     $(1,488,311)    $(4,791,383)    $(6,376,104)
                                                Pro forma        (2,728,095)     (6,253,899)     (7,975,048)

  Net loss per basic and diluted share........  As reported     $     (0.18)    $     (0.60)    $     (0.79)
                                                Pro forma       $     (0.33)    $     (0.78)    $     (0.99)

     For purposes of estimating the compensation cost of the Company's option grants and employee stock purchase plan in accordance with SFAS 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in the years 1998, 1999 and 2000, respectively: expected volatility of 80%, 120%, and 247%; risk free interest rates of 6.25% in 1998, 6.33% in 1999, and 6.0% in 2000; no dividend yield; and expected lives of 10 years for the 1993 Stock Option Plan and the 1996 Stock Option Plan.

     In November 1998, the Company's Board of Directors approved a proposal allowing the Company's employees and officers to surrender for cancellation any existing stock option grants and have a new stock option issued for the equivalent number of shares with one half at a new exercise price of $3.00 per share and the other half at a new exercise price of $4.00 per share. The new options vest over the Company's standard four year vesting period, with the vesting period starting six months later than the vesting commencement date of the surrendered option. A total of 447,763 options were cancelled with exercise prices ranging from $4.00 to $6.00 per share.

     The Company has reserved an aggregate of 100,000 shares of Common Stock for issuance under its 1996 Stock Option Plan (the "1996 Plan") to permit employees and consultants to the Company to participate in ownership of the Company. The 1996 Plan was adopted by the Board of Directors in October 1996. The 1996 Plan is administered by a committee consisting of two or more non-employee directors of the Company. Each option agreement includes a provision requiring the optionee to consent to the terms of the 1996 Plan. The Option Plan provides for the grant of nonqualified options.

                                 VITALCOM INC.

                         NOTES TO FINANCIAL STATEMENTS

     The following table summarizes activity under the 1993 Option Plan and 1996 Option Plan, as amended.

                                                                                        Weighted                    Weighted
                                                                                         Average        Number of    Average
                                                   Number of                            Exercise        Options     Exercise
                                                    Shares          Price Per Share       Price       Exercisable    Price
                                                    ------        -------------------     -----       -----------    -----
Balance, January 1, 1998.................          1,674,178          $0.60-$15.75         $4.74         301,692      $5.09
Granted..................................          1,642,970            2.63- 4.44          3.66
  Exercised..............................            (28,250)           0.60- 1.41          0.87
  Canceled...............................         (1,800,801)           1.28- 6.00          4.60
                                                  ----------
Balance, December 31, 1998...............          1,488,097            0.60- 4.00          3.46         343,774       3.46
Granted..................................            424,040            1.50- 3.00          2.29
  Exercised..............................            (16,750)           0.60- 1.28          0.87
  Canceled...............................           (215,271)           0.60- 5.72          3.73
                                                  ----------
Balance, December 31, 1999...............          1,680,116            0.60- 6.00          3.18         601,094       3.42
Granted..................................            352,675            1.63- 2.47          2.13
  Exercised..............................           (101,320)           1.50- 4.00          3.32
  Canceled...............................           (275,845)           1.50- 6.00          2.74
                                                  ----------
Balance, December 31, 2000...............          1,655,626          $0.60-$ 4.75         $3.02         858,449      $3.30
                                                  ==========

     At December 31, 2000, 770,259 options were available for grant under the 1993 Option Plan and 1996 Option Plan.

     The weighted average fair market value of each option granted under the 1993 Stock Option Plan and the 1996 Stock Option Plan in 1998, 1999 and 2000 was $3.49, $1.81 and $1.97, respectively.

     The following table summarizes information about stock options outstanding under the 1993 Option Plan and the 1996 Option Plan at December 31, 2000:

                                                               Options Outstanding      Options Exercisable
                                                             -----------------------   ----------------------
                                                             Weighted
                                                              Average       Weighted                 Weighted
                                                             Remaining      Average                   Average
                                                Number      Contractual     Exercise     Number      Exercise
Range of Exercise Prices                      Outstanding      Life          Price     Exercisable    Price
------------------------                      -----------      ----          -----     ------------   -----
$0.60-$2.00...............................      366,827      8.4 years      $1.84        84,386      $1.66
$2.38-$2.63...............................      140,713      9.6 years       2.46           438       2.63
$3.00-$4.75...............................    1,148,086      7.3 years       3.47       773,625       3.48
                                              ---------                                 -------
                                              1,655,626      7.7 years      $3.02       858,449      $3.30
                                              =========                                 =======

     The Company has reserved an aggregate of 450,000 shares of Common Stock for issuance under its 1996 Employee Stock Purchase Plan (the "ESPP"). The ESPP was adopted by the Board of Directors in January 1996 and approved by the Company's stockholders prior to the consummation of the Company's initial public offering in February 1996. The ESPP is intended to qualify under Section 423

                                 VITALCOM INC.
                         NOTES TO FINANCIAL STATEMENTS

of the Internal Revenue Code of 1986, as amended, and permits eligible employees of the Company to purchase Common Stock through payroll deductions of up to 10% of their compensation provided that no employee may purchase more than $25,000 worth of stock in any calendar year. The ESPP was implemented by an offering period commencing on February 14, 1996 and ending on the last business day in the period ending October 31, 1996. Each subsequent offering period (an "Offering Period") commences on the day following the end of the prior Offering Period and has a duration of six months. The price of Common Stock purchased under the ESPP is 85% of the lower of the fair market value of the Common Stock on the first or last day of each offering period. The ESPP will expire in the year 2006. In the years ended December 31, 1998, 1999 and 2000 the Company issued 52,703, 74,334, and 80,021 shares of Common Stock, respectively under the ESPP for $145,264, $88,240, and $125,034, respectively. At December 31, 2000,
$24,476 had been withheld from employee earnings for stock purchases under the ESPP.

     The Company has reserved an aggregate of 60,000 shares of Common Stock for
issuance under its 1996 Director Option Plan (the "Director Plan").   The
Director Plan was adopted by the Board of Directors in February 1996. The Director Plan provides for the grant of an option to purchase a number of shares of Common Stock (the "First Option") to be determined by the incumbent Board of Directors to each non-employee director who first becomes a non-employee director after the effective date of the Director Plan. Annually, each outside director shall automatically be granted an option to purchase 4,000 shares (a "Subsequent Option"), provided he or she is then a non-employee director and, as of such date, he or she shall have served on the Board for at least the preceding six months. Each non-employee director will be eligible to receive a Subsequent Option, regardless of whether such non-employee director was eligible to receive a First Option. First Options and each Subsequent Option will have a term of ten years. One-quarter of the shares subject to a First Option will vest one year after their date of grant and an additional one-quarter will vest at the end of each year thereafter, provided that the optionee continues to serve as a director on such dates. Similarly, one-quarter of the shares subject to a Subsequent Option will vest one year after the date of the option grant and an additional one-quarter will vest at the end of each year thereafter, provided that the optionee continues to serve as a director on such date. The exercise prices of the First Option and each Subsequent Option will be 100% of the fair market value per share of the Company's Common Stock on the date of the grant of the option. At December 31, 1998, 1999 and 2000 there were no options outstanding and 60,000 shares were available for issuance.

9.   Income Taxes

     The Company accounts for income taxes under the provisions of SFAS No. 109--Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at tax rates expected to be in effect when such assets or liabilities are realized or settled.

                                 VITALCOM INC.

                         NOTES TO FINANCIAL STATEMENTS

     The provision for income taxes is as follows:

                                                                                        For the Year Ended December 31,
                                                                              ---------------------------------------------------
                                                                                 1998                1999                2000
                                                                              -----------         -----------         -----------
Current:
  Federal.............................................................        $        --         $        --         $        --
  State...............................................................             25,200              36,000              36,000
                                                                              -----------         -----------         -----------
                                                                                   25,200              36,000              36,000
                                                                              -----------         -----------         -----------
Deferred:
  Federal.............................................................           (804,805)         (1,496,320)         (1,850,117)
  State...............................................................           (304,624)           (221,938)           (248,039)
                                                                              -----------         -----------         -----------
                                                                               (1,109,429)         (1,718,258)         (2,098,156)
                                                                              -----------         -----------         -----------
Change in valuation allowance.........................................          1,109,429           1,718,258           2,098,156
                                                                              -----------         -----------         -----------
                                                                              $    25,200         $    36,000         $    36,000
                                                                              ===========         ===========         ===========

     A reconciliation of the provision for income taxes to the amount of income tax expense that would result from applying the federal statutory rate (35%) to loss before provision for income taxes is as follows:

                                                                                          For the Year Ended December 31,
                                                                                         ----------------------------------
                                                                                          1998          1999          2000
                                                                                         ------        ------        ------
  Income tax expense at statutory rate..........................................          (35.0)%       (35.0)%       (35.0)%
  State tax expense, net of federal benefit.....................................            1.1           0.5           3.5
  Research and development credits..............................................             --            --            --
  Change in valuation allowance.................................................           32.5          34.3          29.2
  Other.........................................................................            3.1           1.0           2.9
                                                                                         ------        ------        ------
                                                                                            1.7 %         0.8 %         0.6 %
                                                                                         ======        ======        ======

                                 VITALCOM INC.

                         NOTES TO FINANCIAL STATEMENTS

     Deferred tax assets and liabilities at December 31 are as follows:

                                                                  1998              1999              2000
                                                              -----------       -----------       -----------
Current:
  Accrued compensation and related costs................      $   161,281       $   108,255       $   144,020
  Warranty reserves.....................................          324,491           259,887           228,294
  Sales returns and bad debt allowance..................          127,298           148,260           106,479
  Inventory reserves....................................          294,622           272,685           290,833
  Other.................................................         (331,465)           69,309            54,675
                                                              -----------       -----------       -----------
                                                                  576,227           858,396           824,301
Long-term:
  Amortization and depreciation.........................         (170,558)         (115,200)         (110,637)
  Net operating loss carryforward.......................        2,591,947         4,358,387         6,587,997
  Tax credit carryforward...............................        1,244,799         1,185,273         1,252,975
  Deferred state taxes and other........................               --          (326,183)         (495,808)
                                                              -----------       -----------       -----------
                                                                3,666,188         5,102,277         7,234,527
                                                              -----------       -----------       -----------
  Valuation allowance...................................       (4,242,415)       (5,960,673)       (8,058,828)
                                                              -----------       -----------       -----------
                                                              $        --       $        --       $        --
                                                              ===========       ===========       ===========

     As of December 31, 2000, a valuation allowance of $8,058,828 has been provided based upon the Company's assessment of the future realizability of certain deferred tax assets, as it is more likely than not that sufficient taxable income will not be generated to realize these temporary differences.

     At December 31, 2000, the Company had federal and state net operating loss carry forwards of approximately $17,000,000 and $8,000,000, respectively, which begin to expire in the years 2013 and 2002, respectively. At December 31, 2000, the Company had tax credit carry forwards for federal and state purposes of approximately $645,000 and $610,000, respectively, which will begin to expire in the years 2011 and 2012, respectively.

10.  Subsequent Event

     On March 12, 2001, the Company entered into a definitive agreement to merge with a wholly owned subsidiary of Data Critical Corporation, a leading provider of wireless patient monitoring systems. Under the merger agreement, VitalCom will become a wholly owned subsidiary of Data Critical, and VitalCom's shareholders will receive 0.62 shares of Data Critical common stock for each share of VitalCom common stock held. This exchange ratio is fixed, and will not be adjusted to reflect any increase or decrease in the market value of Data Critical's common stock, that may occur between the date on which the merger agreement was signed and the effective date of the merger. Consummation of the merger is conditioned on approval by the respective stockholders of both companies, as well as certain other events. However, certain of VitalCom's stockholders, who hold an aggregate of approximately 61% of the Company's outstanding common stock, have entered into voting agreements with Data Critical. Under these voting agreements they have agreed to vote in favor of the proposed merger. These stockholders have also granted Data Critical irrevocable proxies to vote their shares in favor of the merger. The Company believes the proposed merger, if completed, will integrate the technologies of two hospital wireless market leaders and will result in a broader alarm notification and networking portfolio of products for the combined companies and their partners and customers.

                                 VITALCOM INC.
                           STATEMENTS OF OPERATIONS
                   (In thousands, except per share amounts)

                                                                              For the Period
                                                                             January 1, 2001 -       For the Six Months Ended
                                                                               June 7, 2001                June 30, 2000
                                                                       --------------------------    ------------------------
                                                                                (Unaudited)                 (Unaudited)
Revenue                                                                $                8,480,068    $             7,192,089
Cost of revenue                                                                         4,508,973                  3,334,384
                                                                       --------------------------    -----------------------
      Gross margin                                                                      3,971,095                  3,857,705
                                                                       --------------------------    -----------------------
Operating expenses:
      Research and development                                                          2,590,162                  3,799,065
      Sales and marketing                                                               2,469,198                  3,232,186
      General and administrative                                                        1,898,806                  1,069,467
                                                                       --------------------------    -----------------------
           Total operating expenses                                                     6,958,166                  8,100,718
           Operating Loss                                                              (2,987,071)                (4,243,013)
Other income, net                                                                          87,963                    298,480
                                                                       --------------------------    -----------------------
      Loss before provision from income taxes                          $               (2,899,108)   $            (3,944,533)
      Provision for income taxes                                                           15,000                     18,000
                                                                       --------------------------    -----------------------
      Net loss attributable to common stock                            $               (2,914,108)   $            (3,962,533)
                                                                       ==========================    =======================

Per share data-basic and diluted:
Basic and diluted net loss per share                                   $                    (0.35)   $                (0.50)
                                                                       ==========================    =======================

Weighted average shares used to calculate basic and diluted
  loss per common share                                                                 8,232,756                  7,960,900
                                                                       ==========================    =======================

                                       21

                                 VITALCOM INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY
                   (In thousands, except per share amounts)
                                  (Unaudited)

                                               Common Stock and
                                              Additional Paid-in
                                                    Capital                         Note Receivable
                                          ------------------------    Treasury        for Common        Accumulated   Stockholders'
                                            Shares        Amount        Stock         Stock Sales         Deficit        Equity
                                          ----------   ------------  ----------    ----------------    -------------  ------------
 Balance, December 31, 2000                8,462,453    $ 38,160,751  $(740,154)        $(30,590)      $(27,166,029)  $10,223,978

   Common stock options cancelled                  -         (33,760)        -                 -                  -       (33,760)
   Common stock issued pursuant to ESPP       64,514          57,578         -                 -                  -        57,578
   Common stock issued pursuant to
    employee 401(k) plan                           -               -    342,820                -                  -       342,820
   Net loss                                        -               -          -                -         (2,914,108)   (2,914,108)
                                          ----------    ------------  ---------         --------       ------------   -----------
Balance, June 7, 2001                      8,526,967    $ 38,184,569  $(397,334)        $(30,590)      $(30,080,137)  $ 7,676,508
                                           =========    ============  =========         ========       ============   ===========

                                 VITALCOM INC.
                           STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                             For the Period                 For the Six
                                                                            January 1, 2001 -               Months Ended
                                                                              June 7, 2001                 June 30, 2000
                                                                       --------------------------    -----------------------
                                                                               (Unaudited)                  (Unaudited)
Cash Flows From Operating Activities:

Net loss                                                               $              (2,914,108)   $            (3,962,533)
Adjustments to reconcile net loss to net cash used in
operating activities:
    Depreciation and amortization                                                        671,654                    286,944
    Loss on disposal of assets                                                             3,464                          -
    Changes in  assets and liabilities:
        Accounts receivable                                                             (596,836)                  (750,047)
        Inventories                                                                     (752,583)                    72,012
        Prepaid expenses and other current assets                                        (18,442)                   230,594
        Accounts payable                                                                (559,278)                   248,363
        Accrued payroll and related costs                                               (455,331)                  (146,248)
        Accrued warranty costs                                                          (161,657)                   (58,178)
        Income taxes payable                                                               5,448                    (81,825)
        Accrued liabilities                                                              290,668                    278,797
                                                                       --------------------------    -----------------------
       Net cash used in operating activities                                          (4,486,981)                (3,882,121)
                                                                       --------------------------    -----------------------
Cash Flows From Investing Activities:
    Proceeds from sale of short-term investments                                                                  5,273,037
    Purchases of property and equipment                                                  (53,355)                  (516,876)
    (Increase) decrease in other assets                                                                             (10,039)
                                                                       --------------------------    -----------------------
        Net cash used in provided by investing activities                                (53,355)                 4,746,122
                                                                       --------------------------    -----------------------

Cash Flows From Financing Activities:
    Proceeds from issuance of common stock, net                                          366,639                    165,673
    Restricted cash for compensated balance on line of credit                          2,500,000                 (2,513,535)
    Payment on notes payable and capital leases                                                                      (5,302)
                                                                       --------------------------    -----------------------
        Net cash provided by financing activities                                      2,866,639                 (2,353,164)
                                                                       --------------------------    -----------------------

Net decrease in cash                                                                  (1,673,697)                (1,489,163)
Cash at beginning of period                                                            3,657,100                  7,107,420
                                                                       --------------------------    ----------------------
Cash at end of period                                                               $  1,983,403               $  5,618,257
                                                                       ==========================    =======================
Supplemental disclosure of cash flow information:
    Cash paid for interest                                                          $      6,282               $      6,926
    Income taxes paid                                                               $      6,366               $     10,360

                                       23

                                 VITALCOM INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. Basis of Presentation

  The interim condensed financial statements included herein have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") for the purposes of compliance with its reporting obligation under Regulation S-X Rule 3-05.

  Certain information and footnote disclosures, normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to such SEC rules and regulations; nevertheless, the management of the Company believes that the disclosures herein are adequate to make the information presented not misleading.

  On June 7, 2001 Data Critical acquired VitalCom Inc., a leading provider of wireless patient monitoring systems, pursuant to an Agreement and Plan of Merger by and among Data Critical, VitalCom and Viper Acquisition Corp., a wholly owned subsidiary of Data Critical. Pursuant to the merger agreement, Viper Acquisition Corp. merged with and into VitalCom and VitalCom survived the merger as a wholly owned subsidiary of Data Critical. At the effective time of the merger, each outstanding share of VitalCom common stock was exchanged for 0.62 shares of the Data Critical common stock, which resulted in the issuance of 5,165,167 shares of Data Critical common stock. In addition, Data Critical assumed outstanding employee options to purchase VitalCom common stock with the exercise price and number of shares subject to such options appropriately adjusted to reflect the common stock exchange ratio.

  These condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 2000 and filed with the SEC. In the opinion of management, the condensed financial statements included herein reflect all normal, recurring adjustments necessary to present fairly the financial position of the Company as of June 7, 2001 and the results of its operations and its cash flows for the period ended June 7, 2001 and June 30, 2000. The results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.

2.  Summary of Significant Accounting Principles

Use of Estimates

  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

  Inventories are stated at the lower of cost (first-in, first-out method or market and consist of the following at:



                                                       June 7,                 June 30,
                                                         2001                   2000
                                                     -------------         --------------
                                                    (In thousands)         (In thousands)
  Purchased components.............................. $      1,857          $        1,320
  Work in progress..................................          462                      99
  Finished goods....................................        1,033                     544
  Reserve for obsolescence..........................       (1,012)                   (530)
                                                     -------------          --------------
                                                     $      2,340          $        1,433
                                                     =============          ==============

3. Net Loss Per Share

  Net loss per share is computed by dividing net loss by the weighted average number of common and common equivalent shares outstanding. For the periods ended June 7, 2001 and June 30, 2000, the diluted weighted average shares were equal to the basic weighted average shares due to the anti-dilutive effect the conversion of options would have given the Company's net loss for the period.

(b)  Unaudited Pro Forma Financial Information.


                    UNAUDITED PRO FORMA CONDENSED COMBINING
                             FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combining financial information gives effect to the merger using the purchase method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. You should read these unaudited pro forma consolidated financial statements and accompanying notes in conjunction with the historical financial statements of Data Critical and VitalCom and the related notes and other financial information pertaining to Data Critical and VitalCom, including the Data Critical's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and VitalCom's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in each company's annual report on Form 10-K for the year ended December 31, 2000 and its quarterly report on Form 10-Q for the quarter ended March 31, 2001. In addition, you should refer to the financial statements and related notes and other financial information, including the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Data Critical's quarterly report on Form 10-Q for the quarter ended June 30, 2001.

     The unaudited pro forma condensed combining statement of operations for the year ended December 31, 2000 is presented to give effect to the acquisitions of Elixis Corporation, which was acquired by Data Critical on April 3, 2000, and Paceart Associates, L.P., which was acquired by Data Critical on September 11, 2000 and to the acquisition of VitalCom by Data Critical as if all of these transactions had occurred on January 1, 2000. These acquisitions were all accounted for under the purchase method of accounting.

     The unaudited pro forma condensed combining balance sheet as of December 31, 2000 is not required to be presented as a part of this Form 8-K/A as the transaction is already reflected in Data Critical's quarterly report on Form 10-Q for the quarter ended June 30, 2001.

     The unaudited pro forma condensed combining financial statements are not necessarily indicative of what Data Critical's results of operations or financial position would have been had the VitalCom merger and the acquisitions of Elixis and Paceart occurred on January 1, 2000, nor are they necessarily indicative of Data Critical's results of operations or financial position as of any future date or for any future period.

                    UNAUDITED PRO FORMA CONDENSED COMBINING
                           STATEMENTS OF OPERATIONS
                     For the Year Ended December 31, 2000
                     (in thousands, except per share data)

                                                                                                  Pro Forma
                                                           Data Critical       VitalCom          Adjustments         Pro Forma
                                                           -------------   ---------------     ---------------  ---------------
Revenue                                                       $ 21,214          $17,202             (503)(a)        $ 37,913
Cost of revenue.....................................             8,763            8,513             (252)(a)          17,024
                                                              --------          -------          -------            --------
                                                                12,451            8,689             (251)             20,889

Acquired in-process R&D.............................             2,800                                                 2,800
Research and development............................             5,930            7,220             (226)(b)          12,924
Sales and marketing.................................             9,403            6,061             (109)(b)          15,355
General and administrative..........................             8,824            2,227             (161)(b)          10,890
Depreciation and amortization.......................             2,809               --              496 (b)
                                                                                                   1,029 (c)           4,334
                                                              --------          -------          -------            --------
  Loss from operations..............................           (17,315)          (6,819)          (1,280)            (25,414)

Interest income (expense)...........................             1,689              479               --               2,168
                                                              --------          -------          -------            --------
Loss before provision for income taxes..............           (15,626)          (6,340)          (1,280)            (23,246)
Provision for income taxes..........................                --               36               --                  36
                                                              --------          -------          -------            --------
                                                              $(15,626)         $(6,376)         $(1,280)           $(23,282)
                                                              ========          =======          =======            ========
Basic and diluted loss per share....................          $  (1.31)         $ (0.79)
                                                              ========          =======
Pro forma net loss per share........................                                                                $  (1.36)
                                                                                                                    ========
Shares used in calculating per share data...........            11,912            8,020           (2,855)(d)          17,077
                                                              ========          =======          =======            ========

                    UNAUDITED PRO FORMA CONDENSED COMBINING
                           STATEMENTS OF OPERATIONS
                    For the Six Months Ended June 30, 2001
                     (in thousands, except per share data)

                                                                                             Pro Forma
                                                       Data Critical       VitalCom         Adjustments         Pro Forma
                                                     -----------------  --------------    ---------------     --------------
Revenue                                                      $ 10,573         $ 8,480           (503)(a)         $ 18,550
Cost of revenue....................................             4,958           4,509           (252)(a)            9,215
                                                             --------         -------        -------             --------
                                                                5,615           3,971           (251)               9,335

Research and development...........................             3,349           2,590            (96)(b)            5,843
Sales and marketing................................             2,950           2,469            (51)(b)            5,368
General and administrative.........................             4,004           1,899            (13)(b)            5,890
Depreciation and amortization......................             1,684              --            160 (b)
                                                                   --              --            514 (c)            2,358
Restructuring......................................             3,450              --             --                3,450
                                                             --------         -------        -------             --------

  Loss from operations.............................            (9,822)         (2,987)          (765)             (13,574)

Loss on investments................................            (3,250)             --             --               (3,250)
Interest income (expense)..........................               353              88             --                  441
                                                             --------         -------        -------             --------
Loss before provision for income taxes.............           (12,719)         (2,899)          (765)             (16,383)
Provision for income taxes.........................                --              15             --                   15
                                                             --------         -------        -------             --------
                                                             $(12,719)        $(2,914)       $  (765)            $(16,398)
                                                             ========         =======        =======             ========
Basic and diluted loss per share...................            $(1.01)         $(0.36)
                                                             ========         =======
Pro forma net loss per share.......................                                                              $  (1.30)
                                                                                                                 ========
Shares used in calculating per share data..........            12,578           8,181         (8,181)(e)           12,578
                                                             ========         =======        =======             ========

                    UNAUDITED PRO FORMA CONDENSED COMBINING
                           STATEMENTS OF OPERATIONS
                     For the Year Ended December 31, 2000
                     (in thousands, except per share data)

                                                                    Historical
                                                      --------------------------------------     Pro Forma
                                                      Data Critical     Elixis       Paceart    Adjustments       Pro Forma
                                                      -------------     ------       -------    -----------       ---------
Revenue                                                 $ 17,834         $  50        $3,330             --       $ 21,214
Cost of revenue................................            7,654            17         1,092             --          8,763
                                                        --------         -----        ------     ----------       --------
                                                          10,180            33         2,238             --         12,451
Acquired in-process R&D........................            2,800                                                     2,800
Research and development.......................            5,615           293           159           (137)(f)      5,930
Sales and marketing............................            8,438           242           723             --          9,403
General and administrative.....................            7,198           317         1,338            (29)(f)      8,824
Depreciation and amortization..................            1,805            --            --            166 (f)
                                                                                                        838 (g)      2,809
                                                        --------         -----        ------  -------------       --------
     Loss from operations......................          (15,676)         (819)           18           (838)       (17,315)

Interest income (expense)......................            1,689            (8)           29            (21)(h)      1,689
                                                        --------         -----        ------  -------------       --------
Loss before provision for income taxes.........         $(13,987)        $(827)       $   47          $(859)      $(15,626)
                                                        ========         =====        ======  =============       ========
Basic and diluted loss per share...............         $  (1.20)
                                                        ========
Pro forma net loss per share...................                                                                   $  (1.31)
                                                                                                                  ========
Shares used in calculating per share data......           11,650                                        262 (i)     11,912
                                                        ========                              =============       ========

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                        COMBINING FINANCIAL STATEMENTS

     On June 7, 2001 Data Critical acquired VitalCom Inc., a leading provider of wireless patient monitoring systems pursuant to an Agreement and Plan of Merger dated March 12, 2001. At the effective time of the merger each share of VitalCom common stock was exchanged for 0.62 shares of Data Critical common stock.

     The calculation of purchase price and allocation to the net assets of VitalCom were determined as follows and are used for illustrative pro forma purposes only:

Calculation of Purchase Price:
Number of shares issued...............................................................................        5,165,167
Share price of Data Critical common stock on the day of the merger announcement.......................      $     2.125
                                                                                                            -----------
Fair value of common stock to be issued...............................................................      $10,975,980

Fair value of VitalCom options assumed by Data Critical...............................................        1,542,837
Assumed liabilities...................................................................................          502,950
Merger costs..........................................................................................        2,051,545
                                                                                                            -----------
Purchase price........................................................................................      $15,073,312
                                                                                                            ===========

Allocation of Purchase Price:
Net book value of VitalCom's net assets...............................................................      $ 7,676,508
Developed technology..................................................................................        3,000,000
Assembled workforce...................................................................................          820,000
Costs in excess of net assets acquired................................................................          776,804
In process research and development...................................................................        2,800,000
                                                                                                            -----------
                                                                                                            $15,073,312
                                                                                                            ===========

     The allocation of the purchase price of VitalCom is final and reflects valuation of VitalCom's assets and liabilities at their estimated fair market values determined as of the date of the acquisition through an independent appraisal which includes appraisals of patents, trademarks and trade names, and other analyses.

     (a) To record the reduction of VitalCom revenue and cost of revenue for consistency with Data Critical revenue recognition policies.

     (b) To reclassify VitalCom depreciation of fixed assets and amortization of goodwill for consistency with Data Critical presentation.

     (c) To record amortization of goodwill and other intangibles related to the merger.

                                                                Purchase                        Annual
                                                                 Price       Amortization    Amortization
                                                               Allocation   Period (Years)     Expense
                                                               ----------  ---------------  -------------
Book value of net assets acquired.....................           $ 7,676          --              --
Product technology....................................             3,000           5          $  600
Assembled workforce...................................               820           3             274
Costs in excess of net assets acquired................               777           5             155
Acquired in process research and development..........             2,800          --              --
                                                                 -------                      ------
                                                                 $15,073                      $1,029
                                                                 -------                      ------

     (d) To reflect the issuance of 5,165,167 shares of Data Critical common stock to VitalCom stockholders as if the merger occurred on January 1, 2000 and to eliminate the weighted average VitalCom shares outstanding.

     (e) To eliminate the weighted average VitalCom shares outstanding as the shares issued in connection with the acquisition are reflected in the shares used in calculating per share data.

     (f) To reclassify Elixis and Paceart depreciation of fixed assets and amortization of goodwill for consistency with Data Critical presentation.

     (g) To record amortization of the goodwill and other intangibles over seven and ten years for the Data Critical acquisitions of Elixis and Paceart, as if they occurred January 1, 2000.

     (h) To record the reduction of interest income and/or increase in interest expense.

     (i) To reflect the issuance of approximately 210,000 and 300,000 shares of Data Critical common stock to the Elixis and Paceart stockholders, respectively, as if the acquisitions occurred January 1, 2000 weighted through the date of acquisition by Data Critical and, for the dilutive calculation, to eliminate Data Critical's common stock equivalents due to the pro forma net loss.

     (c)  Exhibits

            2.1 Agreement and Plan of Merger, by and among Data Critical Corporation, Viper Acquisition Corp. and VitalCom Inc., dated March 12, 2001 (incorporated by reference to Exhibit 2.1 to Data Critical's current report on Form 8-K filed on March 27, 2001)

            23.1 Consent of Deloitte and Touche LLP, independent auditors

            99.1         Press Release of Data Critical Corporation dated
                         June 7, 2001 (incorporated by reference to Exhibit 99.1 to Data Critical's current report on Form 8-K filed on March 27, 2001)

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     DATA CRITICAL CORPORATION

Dated:  August 21, 2001              By: /s/ Michael E. Singer
                                        ______________________________________
                                         Michael E. Singer
                                         Executive Vice President and
                                         Chief Financial Officer

                                 EXHIBIT INDEX

Exhibit Number   Description
--------------   -----------

      2.1 Agreement and Plan of Merger, by and among Data Critical Corporation, Viper Acquisition Corp. and VitalCom Inc., dated March 12, 2001 (incorporated by reference to Exhibit 2.1 to Data Critical's current report on Form 8-K filed on March 27,
                 2001)

     23.1        Consent of Deloitte and Touche LLP, independent auditors

     99.1 Press Release of Data Critical Corporation dated June 7, 2001 (incorporated by reference to Exhibit 99.1 to Data Critical's current report on Form 8-K filed on March 27, 2001)